EXHIBIT 10.5.1

EMCASCO INSURANCE COMPANY

SURPLUS NOTE

$10,000,000.00	DES MOINES, IOWA
FEBRUARY 1, 2013

KNOW ALL MEN BY THESE PRESENTS that EMCASCO Insurance Company, an insurance corporation organized and existing under the laws of the State of Iowa (the “Company”), acknowledges receipt of Ten Million and no/100 Dollars ($10,000,000.00) cash as a contribution to its surplus by and from Employers Mutual Casualty Company.  In consideration of such contribution, the Company promises to pay to Employers Mutual Casualty Company or the assignee of this Surplus Note, at the office of Employers Mutual Casualty Company in Des Moines, Iowa, or at such other location as any assignee of this Surplus Note shall designate, the principal sum of Ten Million and no/100 Dollars ($10,000,000.00), and to pay interest on the unpaid balance outstanding from time to time until paid in full at a rate per annum of one and thirty-five hundredths percent (1.35%).

Payments of principal and interest shall be made in lawful money of the United States of America and in immediately available funds.

The principal amount of this note and interest thereon shall be repaid only out of surplus earnings of the Company.  Such payments, including all payments of principal and/or interest hereunder, are subject to the prior approval in writing of the Commissioner of Insurance of the State of Iowa, which approval shall not be unreasonably withheld.

The indebtedness of the Company evidenced by this Surplus Note, including the principal thereof and interest thereon, is and shall be subordinate and junior in right of payment to all obligations of the Company or liabilities, whether now outstanding or hereafter incurred, as the same are commonly reported and referred to in the Annual or Convention Statement of an Iowa insurance corporation organized and existing as a stock company as provided under Iowa law.  As used herein, “subordinate and junior” shall mean that in case of any default hereunder or any insolvency proceedings, receivership, conservatorship, reorganization, adjustment of debt, marshalling of assets or liabilities or similar proceedings relating to the Company or any liquidation or winding up of the Company, whether voluntary or involuntary, all such obligations and/or liabilities shall be entitled to be paid in full before any payment shall be made on account of unpaid principal of or interest on this Surplus Note.  In the event of liquidation, the holders of issued and outstanding preferred capital stock, if any,  shall be entitled to priority only with respect to cumulated but unpaid dividends before the holder(s) of this Surplus Note shall become entitled to any payment hereunder, and full payment hereunder shall be made before the holders of common stock become entitled to any distribution of the remaining assets of the Company.

This Surplus Note shall be subordinate in all respects to other Capital Notes or Surplus Notes of the Company, if any, issued and outstanding as of the date hereof.

The maker and endorser severally waive demand, presentment for payment, protest, notice of protest, and notice of nonpayment or dishonor of this Surplus Note, and each of them consents to all renewals or extensions of the time of payment hereof.  This Surplus Note shall be governed by and construed and enforced in accordance with the laws of the State of Iowa.

IN WITNESS WHEREOF EMCASCO Insurance Company has caused this Surplus Note to be duly executed under its corporate seal.

Dated the 1st day of February, 2013.

EMCASCO INSURANCE COMPANY

By	/s/ Bruce G. Kelley
Its Chairman, President & CEO

By	/s/ Lisa A. Stange
Its Vice President, Chief Investment Officer & Treasurer

(Corporate Seal)